Exhibit 10.11

MONDELĒZ GLOBAL LLC

SUPPLEMENTAL BENEFITS PLAN II

(Effective as of September 1, 2012)

CERTIFICATE OF ADOPTION

By virtue and in exercise of the authority reserved to the Management Committee for Employee Benefits of Kraft Foods Group, Inc. (the “Committee”), and pursuant to the authority delegated by the Committee to the Vice President Human Resources, Benefits, the Mondelēz Global LLC Supplemental Benefits Plan II is hereby adopted, effective as of September 1, 2012, in the form set forth herein.

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 27th day of September, 2012.

/s/ Jill K. Youman
Jill K. Youman Vice President Human Resources, Benefits

i

4.5	Benefit Calculation Date and Lump Sum Present Value of Benefits	9
4.6	Supplemental Salary Continuation Benefit	9
4.7	Supplemental Disability Benefit	10
4.8	Nonduplication of Supplemental Benefit Plan Amounts	12

SECTION 5		12

5.1	Vesting	12
5.2	Payment of Supplemental Thrift Plan Benefits to Participants	12
5.3	Payment of Supplemental Retirement Plan Benefits to Participants	12
5.4	Delay in Payment for Specified Employees under Code Section 409A	13
5.5	Payment of Supplemental Thrift Plan Benefits to Beneficiaries	13
5.6	Payment of Supplemental Retirement Plan Benefits to a Beneficiary	13
5.7	Beneficiary	14
5.8	Separation from Service	14
5.9	Facility of Payment	15
5.10	Benefits May Not Be Assigned or Alienated	15
5.11	Tax Liability	15
5.12	Committee Discretion to Accelerate	16
5.13	Applicability of Qualified Plan Provisions	16

SECTION 6		16

6.1	Committee Membership and Authority	16
6.2	Allocation and Delegation of Committee Responsibilities and Powers	17
6.3	Information to be Furnished to Committee	17
6.4	Committee’s Decision Final	17

SECTION 7		17

7.1	Amendment and Termination	17
7.2	Merger	18
7.3	Rights Not Limited by Section 409A	18

SECTION 8		18

8.1	Definition	18
8.2	Effect of Change of Control	19

ii

MONDELĒZ GLOBAL LLC

SUPPLEMENTAL BENEFITS PLAN II

(Effective as of September 1, 2012)

SECTION 1

General

1.1 History, Purpose and Effective Date. Kraft Foods, Inc. (later known as Kraft Foods North America, Inc. and, effective March 19, 2004, as Kraft Foods Global, Inc.), a Delaware corporation (effective March 16, 2012, converted to Kraft Foods Group, Inc., a Virginia corporation) (“KFGI”), established the Kraft Foods, Inc. Supplemental Benefits Plan II (known (i) effective December 31, 2002, as the Kraft Foods North America, Inc. Supplemental Benefits Plan II, (ii) effective March 19, 2004, as the Kraft Foods Global, Inc. Supplemental Benefits Plan II, and (iii) effective March 16, 2012, as the Kraft Foods Group, Inc. Supplemental Benefits Plan II) (the “Kraft Plan”), to enable the eligible employees of the Employers (as defined in subsection 1.2) to receive retirement income and other benefits in addition to the retirement income and other benefits payable under the qualified plans of the Employers. The Kraft Plan was amended and restated from time to time thereafter.

Kraft Foods Inc. (“Kraft Foods”) intends to distribute to its shareholders its entire interest in KFGI, its subsidiary. On the effective date of this distribution (the “Spin Date”), Kraft Foods will change its name to Mondelēz International, Inc. (“Mondelēz International”). Effective as of September 1, 2012 (the “Effective Date”), KFGI hereby establishes the Mondelēz Global LLC Supplemental Benefits Plan II (the “Mondelēz Global Plan”) for the benefit of participants in the Kraft Plan who (1) will become employed by Mondelēz International’s subsidiary, Mondelēz Global LLC (“Mondelēz Global”), or a Related Company as of the close of business on the Spin Date (including any employee whose employment transfers from KFGI or an affiliate of KFGI to Mondelēz Global or a Related Company within 90 days after the Spin Date pursuant to that certain Employee Matters Agreement between Kraft Foods and KFGI) (“Transferred Employees”), or (2) were employed by Cadbury Limited or an affiliate of Cadbury Limited prior to the acquisition by Kraft Foods of the outstanding ordinary shares of Cadbury Limited, will have terminated employment with Kraft Foods and all Related Companies (or the predecessors thereof, including Cadbury Limited and its affiliates) prior to the close of business on the Spin Date and have not received payment of their entire supplemental Thrift Plan benefit and/or supplemental retirement benefit under the Kraft Plan (“Former Cadbury Employees”). Effective as of the Spin Date, the liabilities with respect to the supplemental Thrift Plan benefits under Section 3 of the Kraft Plan and supplemental retirement benefits under Section 4 of the Kraft Plan of such Transferred Employees and Former Cadbury Employees will be assumed by Mondelēz Global under the Mondelēz Global Plan, the terms and conditions of which are substantially identical to the Kraft Plan. The Mondelēz Global Plan is not intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or to be subject to Parts 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Effective as of the Spin Date, Mondelēz Global will replace KFGI as sponsor of the Plan. The term “Company” shall refer to KFGI prior to the Spin Date and to Mondelēz Global on and after the Spin Date. References herein to the “Plan” shall mean the Kraft Plan for periods prior to the Spin Date and this Mondelēz Global Plan for periods on and after the Spin Date.

1.2 Employers and Related Companies. The Company and any Related Company (as defined below) which, with the consent of the Company’s Management Committee for Employee Benefits (the “MCEB”), has adopted or hereafter adopts the Plan are referred to below collectively as the “Employers” and individually as an “Employer”. The term “Related Company” means any corporation or trade or business during any period during which it is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses as described in section 414(b) and 414(c), respectively, of the Code.

1.3 Plan Administration; Plan Year. The Plan shall be administered by the Committee, as more fully described in Section 6. The “Plan Year” means (i) the period beginning on the Effective Date and ending on December 31, 2012, and (ii) each subsequent 12-consecutive-month period beginning on each January 1 and ending on the following December 31.

1.4 Sour of Benefits. The amount of any benefit payable under the Plan will be paid in cash from the general assets of the Employers or from one or more trusts, the assets of which are subject to the claims of the Employers’ general creditors. Such amounts payable shall be reflected on the accounting records of the Employers but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No employee or other individual entitled to benefits under the Plan shall have any right, title or interest whatever in any assets of any Employer or to any investment reserves, accounts or funds that an Employer may purchase, establish or accumulate to aid in providing the benefits under the Plan. Nothing contained in the Plan and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between an Employer and an employee or any other person. Neither an employee nor the beneficiary of an employee shall acquire any interest greater than that of an unsecured creditor.

1.5 Indemnificati and Exculpation. The members of the Committee, and its agents, and the officers, directors, and employees of any Employer and its affiliates shall be indemnified and held harmless by the Employer against and from any and all loss, costs, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by them in settlement (with the Employer’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provisions shall not be applicable to any person if the loss, costs, liability, or expense is due to such person’s gross negligence or willful misconduct.

1.6 Applicable Laws. The Plan shall be construed and administered in accordance with the internal laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

1.7 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

1.8 Action by Employers. Any action required of or permitted to be taken by the Company or by any other Employer shall be by its Board of Directors or by a committee or other person or persons authorized by its Board of Directors.

1.9 Severability of Plan Provisions. In the event any provision of the Plan shall be held invalid or illegal for any reason, any invalidity or illegality shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the invalid or illegal provision had never been inserted, and the Company shall have the right to correct and remedy such questions of invalidity or illegality by amendment as provided in the Plan.

1.10 Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee (or its delegate), in care of the Company, at its principal executive offices. Any notice required under the Plan may be waived by the person entitled to notice.

1.11 Defined Terms. Terms used frequently with the same meaning are indicated by initial capital letters, and are defined throughout the Plan. Appendix A contains an alphabetical listing of such terms and the locations in which they are defined. Unless the context clearly implies or indicates the contrary, a word, term or phrase used in the Plan with an initial capital letter which is not otherwise defined in the Plan shall have the meaning used or defined in the Thrift Plan (as defined in Section 3) or the Retirement Plan (as defined in Section 4), as applicable.

1.12 Separate Programs. For purposes of applying section 72 of the Code, the Plan consists of a separate program of interrelated contributions and benefits that constitutes a defined contribution arrangement and a separate program of interrelated contributions and benefits that constitutes a defined benefit arrangement. Section 3 describes the eligibility conditions and benefit amounts available under the separate program that constitutes a defined contribution arrangement. Section 4 describes the eligibility conditions and benefit amounts available under the separate program that constitutes a defined benefit arrangement. The two programs shall each constitute a separate contract for purposes of section 72 of the Code.

1.13 IRS Annual Compensation Limit. The term “IRS Annual Compensation Limit” means, with respect to any Plan Year, the limit on the annual compensation that may be taken into account under the Thrift Plan or the Retirement Plan for such year under Code section 401(a)(17).

SECTION 2

Participation

2.1 Participation. Subject to the conditions and limitations of the Plan, each individual who has met the eligibility and enrollment requirements set forth in subsection 3.1 or 4.1 shall become a “Participant” as of the date on which he meets such requirements.

2.2 Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of any Employer or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

2.3 Continued Participation. Once an eligible employee becomes a Participant in the Plan, he shall remain a Participant for so long as he is entitled to a benefit under the Plan.

SECTION 3

Supplemental Thrift Plan Benefits

3.1 Eligibility for Supplemental Thrift Plan Benefits. Subject to the conditions and limitations of the Plan, each Transferred Employee or Former Cadbury Employee who was a Participant in Section 3 of the Kraft Plan (as defined therein) immediately prior to the Spin Date will continue to be a Participant in this Mondelēz Global Plan under this Section 3 on and after that date, and each other employee of an Employer who was not such a Participant immediately prior to the Spin Date will be eligible to participate in the Plan under this Section 3 on the first day on which nonqualified compensation deferrals are credited to his account under the Mondelēz Executive Deferred Compensation Plan (“MEDCP”) with respect to compensation that would have been Eligible Compensation under the Mondelēz Global LLC Thrift Plan (the “Thrift Plan”) had such compensation not been deferred under the MEDCP.

3.2 Accounts. The Committee shall maintain a bookkeeping “Account” in the name of each Participant under this Section 3 to reflect such Participant’s supplemental Thrift Plan benefits under the Plan. Each Participant’s Account shall be credited with the following amounts:

(a)	the amount of any matching contribution credits to be credited to the Participant’s Account in accordance with subsection 3.3;

(b)	the amount of any supplemental basic contribution credits to be credited to the Participant’s Account in accordance with subsection 3.4;

(c)	the amount of any Earnings Equivalents to be credited to the Participant’s Account in accordance with subsection 3.5;

(d)	the amount of any Discretionary Employer Contributions to be credited to the Participant’s Account in accordance with subsection 3.6; and

(e)	in the case of a Transferred Employee or Former Cadbury Employee, the amounts credited to such Participant’s Account under the Kraft Plan (as defined therein) immediately prior to the Spin Date.

Each Participant’s Account shall be charged with any payments made in accordance with Section 5 below.

3.3 Matching Contribution Credits. For each Plan Year beginning with the Effective Date, a Participant’s Account under the Plan will be credited with an amount (if any) equal to (i) the amount of the compensation the Participant defers under the MEDCP which would have been Eligible Compensation under the Thrift Plan and would have been payable to the Participant in such Plan Year had it not been deferred under the MEDCP, multiplied by (ii) the applicable percentage determined in accordance with the following table based on the deferral percentage elected by him under the Mondelēz Global LLC Supplemental Benefits Plan I (“Supplemental Plan I”) in the immediately preceding Plan Year or, with respect to a Participant who first becomes eligible to defer compensation under Supplemental Plan I pursuant to subsection 3.4 of Supplemental Plan I (or is treated as being newly eligible for such purpose pursuant to subsection 3.4(b)(i) of Supplemental Plan I), the deferral percentage elected by him for the current Plan Year under Supplemental Plan I:

Supplemental Plan I Deferral Percentage Elected	Percentage of Matching Contribution Credit on MEDCP Deferrals
6% or greater	4.5%
5%	3.8%
4%	3.1%
3%	2.4%
2%	1.7%
1%	1.0%
None	0%

Such matching contribution amounts shall be credited to the Participant’s Account for a Plan Year even if the Participant does not actually defer any compensation under Supplemental Plan I in such Plan Year because of a reduction in his Eligible Compensation due to deferrals under the MEDCP. Matching contribution amounts shall be credited to a Participant’s Account as of the date that matching contributions would have been credited under the Thrift Plan if the amounts deferred under the MEDCP had been contributed to the Thrift Plan.

3.4 Supplemental Basic Contributions. An employee or Participant who is eligible to receive a Mondelēz Global Basic Contribution under the Thrift Plan for any Plan Year shall be credited with a supplemental basic contribution credit under the Plan for such Plan Year in an amount equal to 4.5% of:

(a)	the amount of the compensation deferred by the Participant under the MEDCP in such Plan Year which would have been Eligible Compensation payable to the Participant in such Plan Year had it not been deferred under the MEDCP; plus

(b)	the amount of the compensation (if any) deferred at the election of the Participant under Supplemental Plan I in such Plan Year.

Supplemental basic contribution amounts shall be credited to a Participant’s Account as of the same date that such amounts would have been credited to the Thrift Plan if they were Mondelēz Global Basic Contributions.

3.5 Earnings Equivalents. The Accounts of Participants shall be credited with deemed earnings and/or losses (“Earnings Equivalents”) as of each Accounting Date (as defined in paragraph (a) below) in accordance with the following provisions:

(a)	The term “Accounting Date” means, each business day (as determined by the Committee in its sole discretion).

(b)	As of each Accounting Date, a Participant’s Account shall be credited with an amount determined by multiplying the Participant’s Account balance on that date by an “earnings equivalent rate” as described below. The earnings equivalent rate to be credited for any period shall be equal to the rate of earnings (as determined by the Committee) for such period on the Interest Income Fund of the Thrift Plan.

3.6 Discretionary Employer Contributions. A Participant’s Account may be credited with Discretionary Employer Contributions in such amounts and at such times as determined in the discretion of the Company.

SECTION 4

Supplemental Retirement Plan Benefits

4.1 Eligibility for Supplemental Retirement Plan Benefits. Subject to the conditions and limitations of the Plan, each Transferred Employee and Former Cadbury Employee who was a Participant in Section 4 of the Kraft Plan (as defined therein) immediately prior to the Spin Date will be a Participant in this Mondelēz Global Plan under this Section 4 as of the Spin Date, and each other employee of an Employer who was not a Participant in this Plan as of the Spin Date will be eligible to participate in the Plan under this Section 4 on the first day upon which he is a participant in the Mondelēz Global LLC Retirement Plan (other than Part C thereof, designated as the Cadbury Adams LLC Personal Pension Account Plan) (the “Retirement Plan”) and:

(a)	his benefits under the Retirement Plan are limited because the Retirement Plan does not take into account as compensation the amount of any nonqualified compensation deferrals; or

(b)	he is entitled to a special benefit described in subsection 4.3 pursuant to his designation as a Participant in Section 4 of the Plan by the Compensation and Governance Committee of the Board of Directors of Kraft Foods (effective on and after the Spin Date, Mondelēz International) (the “Compensation Committee”) in the case of participation by the Chief Executive Officer of any Employer or by the Committee in the case of each other employee of an Employer, as the case may be.

4.2 Supplemental Retirement Plan Benefit. Subject to the conditions and limitations of the Plan:

(a)	A Participant who is described in subsection 4.1 shall be eligible to receive a supplemental retirement plan benefit under the Plan, as of his Benefit Calculation Date (as defined in subsection 4.5), in an amount equal to:

(i)	the lump sum present value, as of the Benefit Calculation Date, of the benefit the Participant would have been entitled to receive under the Retirement Plan if (1) his Retirement Plan benefit were determined without regard to the IRS Annual Compensation Limit and without regard to the limitations imposed by section 415 of the Code, (2) the Retirement Plan included as compensation any nonqualified compensation deferrals and (3) his Retirement Plan benefit were determined taking into account the provisions of subsection 4.3, as applicable,

REDUCED BY

(ii)	the lump sum present value, as of the Benefit Calculation Date, of the Participant’s Retirement Plan benefit, and

FURTHER REDUCED BY

(iii)	the amount of the benefit payable to or on account of the Participant under subsection 4.2(a) of Supplemental Plan I.

(b)	In the case of a Participant who is reemployed by an Employer following his Separation from Service, he shall be eligible to receive an additional supplemental retirement benefit under the Plan, as of his Benefit Calculation Date with respect to his subsequent Separation from Service, in an amount equal to:

(i)	the excess, if any, of the lump sum present value, as of such Benefit Calculation Date, of the benefit the Participant would have been entitled to receive under the Retirement Plan if (1) his Retirement Plan benefit were determined without regard to the IRS Annual Compensation Limit and without regard to the limitations imposed by section 415 of the Code, (2) the Retirement Plan included as compensation any nonqualified compensation deferrals and (3) his Retirement Plan benefit were determined taking into account the provisions of subsection 4.3, as applicable,

OVER

(ii)	the lump sum present value, as of such Benefit Calculation Date, of the Participant’s Retirement Plan benefit,

FURTHER REDUCED BY

(iii)	the amount of the benefit payable to or on account of the Participant under subsection 4.2(b) of Supplemental Plan I, and

FURTHER REDUCED BY

(iv)	the lump sum present value, as of such Benefit Calculation Date, of the Participant’s supplemental retirement benefit under subsection 4.2(a) and subsection 4.2(a) of Supplemental Plan I (and, if applicable, the Participant’s supplemental salary continuation benefit under subsection 4.7 and subsection 4.5 of Supplemental Plan I or supplemental disability benefit under subsection 4.8 and subsection 4.6 of Supplemental Plan I accrued prior to the date of his reemployment).

In the case of a Participant who qualifies as an Altria Participant under the terms of the Retirement Plan, the amount calculated under subparagraphs (a)(i) and (b)(i) next above shall be determined as if the provisions of the Retirement Plan relating to the Altria Accrued Benefit (as defined in the Retirement Plan) were not in effect; the amount calculated under subparagraphs (a)(ii) and (b)(ii) next above shall be determined by excluding the amount of any Altria Accrued Benefit to which the Participant is entitled under the Retirement Plan; and the amount calculated under subparagraphs (a)(iii), (a)(iv), (b)(iii) and (b)(iv) next above shall be determined exclusive of any Supplemental Altria Retirement Benefit to which such Participant is entitled under the provisions of Supplemental Plan I.

4.3 Special Pension Benefits. If, under the terms of any employment or incentive agreement or other contractual obligation of an Employer, any Participant is entitled to additional service credit, early retirement subsidies, an enhanced pension formula or any other additional retirement plan amounts that are not payable from the Retirement Plan or from Plan I, such additional retirement amounts shall be payable from this Plan in the amount determined by the Committee.

4.4 Grandfathered Amount Under Code Section 409A. For purposes of section 409A and the distribution provisions of Section 5 of the Plan, in the case of an individual who was a Participant in the Kraft Plan prior to January 1, 2005 and whose benefit under the Kraft Plan was transferred to this Plan, such Participant’s supplemental retirement benefit under this Section 4 shall consist of a grandfathered supplemental retirement benefit and a non-grandfathered supplemental retirement benefit to the extent determined below. As of the Participant’s Benefit Calculation Date, his non-grandfathered supplemental retirement benefit shall be an amount equal to:

(a)	the excess, if any, of the amount of the lump sum benefit determined under subsection 4.2;

OVER

(b)	the Participant’s grandfathered amount (as defined below), if any.

A Participant’s “grandfathered amount” shall be the lesser of: (i) the amount determined under subsection 4.2, and (ii) the lump sum present value of the amount (if any) to which the Participant would have been entitled under the Kraft Plan if the Participant had voluntarily terminated from service without cause on December 31, 2004, and received a payment of benefits from the Kraft Plan on the earliest possible date following termination of services.

Notwithstanding the foregoing, for any subsequent Plan Year, the grandfathered amount may increase to equal the present value of the benefit to which the Participant actually becomes entitled, in the form and at the time actually paid, determined under the terms of the Plan (including applicable limits under the Internal Revenue Code) as in effect on October 3, 2004, without regard to any further services rendered by the Participant after December 31, 2004, or any other events affecting the amount of or the entitlement to benefits (other than a Participant election with respect to the time and form of an available benefit).

4.5 Benefit Calculation Date and Lump Sum Present Value of Benefits. For purposes of this Section 4, the following provisions shall apply:

(a)	the Benefit Calculation Date shall be the first day of the calendar month following the Participant’s Separation from Service (as described in subsection 5.8);

(b)	for purposes of calculating the present value of benefits under this Section 4 as of any date, actuarial assumptions and methods will be consistent with those used to value benefits under the Retirement Plan and prior to any adjustment in benefits under the Retirement Plan due to a distribution of employee contributions;

(c)	if, as of a Participant’s Benefit Calculation Date or Benefit Recalculation Date (as defined in subsection 4.7), the Participant is not eligible to commence a portion of his benefits under the Retirement Plan, the lump sum present value of such portion of his benefit, as of the Benefit Calculation Date or Benefit Recalculation Date, as applicable, shall be determined as the greater of (i) the lump sum present value of such portion of his benefit payable at the Participant’s Normal Retirement Date and (ii) the lump sum present value of such portion of his benefit payable at the earliest date on which the Participant could have commenced receipt of such portion under the Retirement Plan; and

(d)	amounts determined in accordance with subsection 4.2 shall take into account any service and compensation taken into account under the Retirement Plan for periods after a Participant’s Separation from Service except for service and compensation taken into account under subsection 4.6 with respect to a Participant’s salary continuation period or subsection 4.7 with respect to a Participant who is Totally Disabled; provided, however, that any such service and compensation taken into account under subsection 4.6 or 4.7 with respect to the period prior the date of his reemployment with an Employer shall be taken into account under subsection 4.2(b).

4.6 Supplemental Salary Continuation Benefit. If a Participant receives salary continuation payments after his Separation from Service, he shall be eligible to receive a supplemental salary continuation benefit under the Plan, as of his Benefit Recalculation Date (as defined below), in an amount equal to:

(a)

the excess, if any, of the lump sum present value, as of the Benefit Recalculation Date, of the benefit the Participant would have been entitled to receive under the Retirement Plan if (i) his Retirement Plan benefit were determined without regard to the IRS Annual Compensation Limit and without regard to the limitations imposed by section 415 of the Code, (ii) the Retirement Plan included as compensation any nonqualified compensation deferrals and (iii) his Retirement Plan benefit were determined taking into account the provisions of subsection 4.4, and taking into account any compensation and service credited to the Participant with respect to the entire salary continuation period;

OVER

(b)	the lump sum present value, as of such Benefit Recalculation Date, of the Participant’s Retirement Plan benefit determined by taking into account any compensation and service credited to the Participant with respect to the entire salary continuation period,

REDUCED BY

(c)	the lump sum present value, as of the Benefit Recalculation Date, of the Participant’s supplemental retirement plan benefit under subsection 4.2, and

FURTHER REDUCED BY

(d)	the lump sum present value, as of the Benefit Recalculation Date, of the Participant’s supplemental retirement plan benefit and supplemental salary continuation benefit under Supplemental Plan I.

The term “Benefit Recalculation Date” means the first day of the month following the one-year anniversary of the Participant’s Separation from Service. In the case of a Participant who qualifies as an Altria Participant under the terms of the Retirement Plan, the amount calculated under paragraph (a) next above shall be determined as if the provisions of the Retirement Plan relating to the Altria Accrued Benefit (as defined in the Retirement Plan) were not in effect; the amount calculated under paragraph (b) next above shall be determined by excluding the amount of any Altria Accrued Benefit to which the Participant is entitled under the Retirement Plan; and the amount calculated under paragraphs (c) and (d) next above shall be determined exclusive of any benefit to which such Participant is entitled under the provisions of Supplement A of Supplemental Plan I.

4.7 Supplemental Disability Benefit. If a Participant’s Separation from Service occurs after being Totally Disabled for 29 months in accordance with subsection 5.8(b) and Treas. Reg. § 1.409A-1(b)(i), he shall be entitled to receive a supplemental disability benefit under the Plan, as of his Disability Benefit Recalculation Date (as defined below), in an amount equal to:

(a)

the excess, if any, of the lump sum present value, as of the Disability Benefit Recalculation Date, of the benefit the Participant would have been entitled to receive under the Retirement Plan if (i) his Retirement Plan benefit were determined without regard to the IRS Annual Compensation Limit and without regard to the limitations imposed by section 415 of the Code, (ii) the Retirement Plan included as compensation any nonqualified compensation deferrals and (iii)

his Retirement Plan benefit were determined taking into account the provisions of subsection 4.3, and taking into account any service credited to the Participant under the Retirement Plan after his Benefit Calculation Date while he is Totally Disabled,

OVER

(b)	the lump sum present value, as of such Disability Benefit Recalculation Date, of the Participant’s Retirement Plan benefit determined by taking into account any service credited to the Participant under the Retirement Plan after his Benefit Calculation Date while he is Totally Disabled,

REDUCED BY

(c)	the lump sum present value, as of the Disability Benefit Recalculation Date, of the Participant’s supplemental retirement plan benefit under subsection 4.2, and

FURTHER REDUCED BY

(d)	the lump sum present value, as of the Disability Benefit Recalculation Date, of the Participant’s supplemental retirement plan benefit and supplemental disability benefit under Supplemental Plan I.

The term “Disability Benefit Recalculation Date” means the earlier of:

(e)	whichever of the following dates is applicable:

(i)	in the case of a Participant whose disability first occurred before he attained age 60, the first day of the month coincident with or next following the date he attains age 65; or

(ii)	in the case of a Participant whose disability first occurred after he attained age 60, the date which is five years after such occurrence; or

(f)	the date of the Participant’s death.

In the case of a Participant who qualifies as an Altria Participant under the terms of the Retirement Plan, the amount calculated under paragraph (a) next above shall be determined as if the provisions of the Retirement Plan relating to the Altria Accrued Benefit (as defined in the Retirement Plan) were not in effect; the amount calculated under paragraph (b) next above shall be determined by excluding the amount of any Altria Accrued Benefit to which the Participant is entitled under the Retirement Plan; and the amount calculated under paragraphs (c) and (d) next above shall be determined exclusive of any benefit to which such Participant is entitled under the provisions of Supplement A of Supplemental Plan I.

4.8 Nonduplication of Supplemental Benefit Plan Amounts. The provisions of this Plan are intended to be coordinated with the provisions of Supplemental Plan I and are not intended to duplicate any of the benefits provided under Supplemental Plan I. To the extent, if any, that any portion of a Participant’s nonqualified retirement benefits payable from the Company or any other Employer could be provided from both this Plan and from Supplemental Plan I, the portion of such benefit amount otherwise payable from this Plan shall be reduced by the portion of such benefit that is payable from Supplemental Plan I. To avoid duplication of benefits, the Committee, in its discretion, may further reduce any benefit payable under the Plan by the actuarial equivalent of the benefits payable with respect to the Participant from any other retirement plan, program or arrangement (except a defined contribution or similar plan), maintained by the Company or any Related Company to the extent that such other plan, program or arrangement provides retirement income after termination of employment for the same period of service used to determine the amount of the Participant’s benefits payable from this Plan but only to the extent that such reduction does not result in an impermissible acceleration of benefits within the meaning of Code section 409A.

SECTION 5

Vesting and Payment of Plan Benefits

5.1 Vesting. A Participant shall become vested and have a nonforfeitable interest in the portion of his Account maintained under Section 3 of the Plan attributable to matching contribution credits and Mondelēz Global basic contribution credits (and the Earnings Equivalents attributable thereto) when and to the extent that his matching account and Mondelēz Global Basic Contribution account, respectively, maintained under the Thrift Plan becomes vested and nonforfeitable. A Participant shall become vested and have a nonforfeitable interest in his benefits determined under Section 4 of the Plan when and to the extent that his accrued benefit under the Retirement Plan becomes vested and nonforfeitable, or at such earlier date and to such greater extent as may be provided under the terms of any special pension benefit provided to him pursuant to subsection 4.4. Notwithstanding the foregoing provisions of this subsection 5.1, a Participant or his beneficiary shall have no right to any benefits under the Plan if the Committee or his Employer determines that he engaged in a willful, deliberate or grossly negligent act of commission or omission which is substantially injurious to the finances or reputation of the Employers.

5.2 Payment of Supplemental Thrift Plan Benefits to Participants. Subject to the following provisions of this Section 5, a Participant’s vested supplemental Thrift Plan benefit under Section 3 (if any) shall be paid to him in a lump sum within 90 days following his Separation from Service.

5.3 Payment of Supplemental Retirement Plan Benefits to Participants. Subject to the following provisions of this Section 5, a Participant’s vested supplemental Retirement Plan benefit under Section 4 will be paid as follows:

(a)	his non-grandfathered supplemental retirement benefit will be paid to him in a lump sum within 90 days following his Separation from Service;

(b)	his grandfathered supplemental retirement benefit will be paid to him in the same form, on the same dates and for the same period as benefits would have been paid under the provisions of the Kraft Plan as in effect on October 3, 2004;

(c)	the supplemental salary continuation benefit will be paid to him in a lump sum within 90 days following the one-year anniversary of his Separation from Service, except as otherwise specifically provided in subsection 4.6; and

(d)	the supplemental disability benefit will be paid to him in a lump sum within 90 days following (i) in the case of a Participant whose disability first occurred before he attained age 60, the first day of the month coincident with or next following the date he attains age 65, or (ii) in the case of a Participant whose disability first occurred after he attained age 60, the date which is five years after such occurrence.

5.4 Delay in Payment for Specified Employees under Code Section 409A. Notwithstanding any provision of the Plan to the contrary (including, without limitation, any provision of Supplement A), if a Participant is a Specified Employee at the time of his Separation from Service, payment of benefits under the Plan (other than a Grandfathered Account balance under Section 3 or a grandfathered amount under Section 4) may not be paid before the date that is six months after the Participant’s Separation from Service or, if earlier, the Participant’s date of death. Any amount that may not be paid by reason of the restriction in this subsection 5.4 shall be paid on the first day of the seventh month following the Participant’s Separation from Service. The amount of the Participant’s non-grandfathered supplemental retirement benefit shall be increased for interest for such six-month period at an interest rate equal to the “first segment rate” (as described under section 430(h)(2)(C) of the Code) in effect under the Retirement Plan for a benefit commencing as of the first of the month following the Participant’s Separation from Service. For purposes of the Plan, the term “Specified Employee” shall be defined in accordance with Treas. Reg. § 1.409A-1(i) and such rules as may be established from time to time in writing by the Executive Vice President, Human Resources, Kraft Foods (effective on and after the Spin Date, Mondelēz International) (or her delegate) pursuant to such regulations.

5.5 Payment of Supplemental Thrift Plan Benefits to Beneficiaries. If a Participant’s Separation from Service occurs on account of his death or the Participant dies after his Separation from Service but before his entire Account balance under Section 3 is paid, the vested portion of his Account shall be paid to his Beneficiary, in a lump sum, within 90 days after his Separation from Service and without regard to any delay that would otherwise apply with respect to the Participant under subsection 5.4.

5.6 Payment of Supplemental Retirement Plan Benefits to a Beneficiary. If a Participant’s Separation from Service occurs on account of his death, his Beneficiary will be entitled to receive, with respect to such Participant’s supplemental retirement benefit, an amount equal to the lump sum present value of such supplemental death benefits or qualified pre-retirement surviving spouse (“QPSA”) benefit, if any, as would be provided with respect to the Participant’s benefit under the Retirement Plan. Payment of such supplemental death or QPSA benefits, if any, will be made, in a lump sum, within 90 days following the Participant’s Separation from Service; provided, however, that any portion of such death or QPSA benefit which is attributable to the Participant’s grandfathered amount (determined in a manner consistent with the calculation of the grandfathered amount under subsection 4.4) shall be paid in the same form, at the same time and in the same manner as under the provisions of the Kraft Plan as in effect on October 3, 2004. If a Participant dies after his Separation from Service but before all benefits under Section 4 have been paid:

(a)	the amount that would have been payable to the Participant under subsection 4.2 and subsection 4.76(other than any portion thereof which is a grandfathered amount) shall be paid to the Participant’s Beneficiary in a lump sum at the same date that such amount would have been paid to the Participant (determined without regard to subsection 5.4);

(b)	with respect to such Participant’s supplemental disability benefit under subsection 4.7, an amount equal to the lump sum present value of such supplemental death benefits or QPSA benefit, if any, as would be provided with respect to the Participant’s benefit under the Retirement Plan shall be paid to the Participant’s Beneficiary in a lump sum within 90 days following the date of the Participant’s death;

(c)	any portion which is a grandfathered amount shall be paid in the same form, at the same time and in the same manner as death benefits or QPSA benefits would have been paid under the provisions of the Kraft Plan as in effect on October 3, 2004; and

(d)	if the Participant’s death occurs after payment of his grandfathered amount under Section 4 has commenced, no death benefits shall be payable under the Plan with respect to such grandfathered benefits except as may be provided under the distribution method applicable to such benefit in accordance with subsection 5.3.

5.7 Beneficiary. For purposes of this Plan, a Participant’s “Beneficiary” with respect to benefits payable under a specific Section of the Plan shall be the same person or persons as his beneficiary determined under the terms of the Thrift Plan or Retirement Plan, as applicable; provided, however, that each Participant may designate in writing any legal or natural person or persons as Beneficiary of any benefits payable under the Plan after his death, and, to the extent that death benefits are payable both with respect to supplemental Thrift Plan benefits under Section 3 of the Plan and supplemental Retirement Plan benefits under Section 4 of the Plan, separate Beneficiary designations may be made with respect to those components of the Plan. A Beneficiary designation made with respect to benefits payable under the Plan will be effective only after it is filed in writing with the Committee or its delegate while the Participant is alive and will cancel all beneficiary designation forms filed earlier. Any designation of a Beneficiary or Beneficiaries (as defined under and determined with respect to the Kraft Plan) in effect under subsection 5.7 of the Kraft Plan immediately prior to the Spin Date shall remain in effect under this Mondelēz Global Plan on and after the Spin Date, subject to cancellation as described in the preceding sentence of this subsection 5.7.

5.8 Separation from Service. The term “Separation from Service” means the date on which the Participant ceases to be employed by the Company and all Related Companies for any reason, subject to the following:

(a)	The employment relationship will be deemed to have ended on the date that the Participant and his Employer reasonably anticipate that the level of bona fide services the Participant will perform for the Company and the Related Companies after such date (whether as an employee or independent contractor, but not as a director) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services to the Company and Related Companies if the Participant has performed services for the Company and the Related Companies for less than 36 months). Absent a reasonable expectation that the Participant’s level of bona fide services after such date will exceed the above-described percentage, a deemed termination of the employment relationship will occur even if the Participant continues on the payroll of the Company or the Related Companies after that date.

(b)	The employment relationship will be treated as continuing intact while the Participant is on a bona fide leave of absence (determined in accordance with Treas. Reg. §1.409A-1(h)).

(c)	The determination of a Participant’s termination of employment by reason of a sale of assets, sale of stock, spin-off or other similar transaction of the Company or a Related Company will be made in accordance with Treas. Reg. §1.409A-1(h).

(d)	Notwithstanding anything herein to the contrary, a Former Cadbury Employee’s Separation from Service under the Kraft Plan (as defined therein) prior to the Spin Date shall constitute a Separation from Service for purposes of this Mondelēz Global Plan.

The provisions of this subsection shall be interpreted and applied in a manner consistent with the provisions of Treas. Reg. §1.409A-1(h).

5.9 Facility of Payment. If, in the Committee’s opinion, a Participant or other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, payment will be made to the conservator or other person legally charged with the care of his person or his estate or, if no such legal conservator will have been appointed, then to any individual (for the benefit of such Participant or other person entitled to benefits under the Plan) whom the Committee may from time to time approve.

5.10 Benefits May Not Be Assigned or Alienated. The benefits payable to, or on account of, any individual under the Plan may not be voluntarily or involuntarily assigned or alienated.

5.11 Tax Liability. The Employers may withhold from any payment of benefits hereunder any taxes required to be withheld and such sum as the Employers may reasonably estimate to be necessary to cover any taxes for which the Employers may be liable and which may be assessed with regard to such payment. Notwithstanding any provision of the Plan to the contrary, none of the Company, the Committee or any Employer makes any representation or warranty regarding the tax consequences of the Plan to Participants or other persons entitled to benefits hereunder.

5.12 Committee Discretion to Accelerate. The Committee may accelerate the date of distribution of any grandfathered amount payable under the Plan to or on behalf of any Participant to the extent that the Committee determines that such acceleration is in the best interests of the Employers because of changes in tax laws or accounting principles, Department of Labor regulations, or any other reason which negates or diminishes the continued value of the Plan to any Employer or Participant. The amount distributed pursuant to this subsection 5.12 will be paid in the form of a lump sum.

5.13 Applicability of Qualified Plan Provisions. Except as otherwise expressly provided to the contrary, all of the provisions, conditions and requirements set forth in the Thrift Plan or the Retirement Plan with respect to eligibility for benefits shall apply equally to benefits under Section 3 and Section 4, respectively, of the Plan. Whenever a Participant’s rights under the Plan are to be determined, appropriate reference shall be made to the Thrift Plan or the Retirement Plan, as applicable. Actuarial equivalence for purposes of the Plan shall be determined in a manner consistent with the provisions of the Retirement Plan relating to actuarial equivalence.

SECTION 6

Administration

6.1 Committee Membership and Authority. For purposes of the Plan, the “Committee” shall mean the Company’s Administrative Committee. Except as otherwise specifically provided in this Section 6, the Committee shall act by a majority of its then members, by meeting or by writing filed without meeting, and shall have the following discretionary authority, powers, rights and duties in addition to those vested in it elsewhere in the Plan:

(a)	to adopt and apply in a uniform and nondiscriminatory manner to all persons similarly situated, such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan;

(b)	to enforce the Plan in accordance with its terms and with such applicable rules and regulations as may be adopted by the Committee;

(c)	to determine conclusively all questions arising under the Plan, including the discretionary power and authority to interpret and construe the terms of the Plan, to determine the eligibility of employees and the rights of Participants and other persons entitled to benefits under the Plan and their respective benefits, to make factual findings and to remedy ambiguities, inconsistencies or omissions of whatever kind;

(d)	to maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide;

(e)	to direct all payments of benefits under the Plan;

(f)	to employ agents, attorneys, accountants or other persons (who may also be employed by or represent the Employers) for such purposes as the Committee considers necessary or desirable to discharge its duties; and

(g)	to establish and maintain a claims procedure under the Plan meeting the requirements of section 503 of ERISA and the regulations under that section.

The certificate of a majority of the members of the Committee that the Committee has taken or authorized any action shall be conclusive in favor of any person relying on the certificate.

6.2 Allocation and Delegation of Committee Responsibilities and Powers. In exercising its authority to control and manage the operation and administration of the Plan, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked at any time.

6.3 Information to be Furnished to Committee. The Employers shall furnish the Committee such data and information as may be required for it to discharge its duties and the records of the Employers shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish to the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

6.4 Committee’s Decision Final. Any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by the Committee (or its duly authorized delegate) shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable. A benefit shall be payable under the Plan only to the extent that the Committee determines that the Participant or other person is entitled to such benefit under the terms of the Plan.

SECTION 7

Amendment and Termination

7.1 Amendment and Termination. Each of the Company and MCEB, acting separately, have the right to amend the Plan from time to time, and the right to terminate it; provided, however, that no such amendment or termination of the Plan will:

(a)	reduce or impair the interests of Participants in benefits being paid under the Plan as of the date of amendment or termination, as the case may be; or

(b)	reduce the aggregate amount of benefits payable from the Plan and from any other plan, program or arrangement established to supplement or replace the Plan to or on account of any employee of an Employer to an amount which is less than the amount to which he would be entitled in accordance with the provisions of the Plan if the employee terminated employment immediately prior to the date of the amendment or termination, as the case may be.

7.2 Merger. No Employer will merge or consolidate with any other corporation, or liquidate or dissolve, without making suitable arrangements, satisfactory to the Committee, for the payment of any benefits payable under the Plan.

7.3 Rights Not Limited by Section 409A. For the avoidance of doubt, the rights reserved to the Company and the Employers under this Section 7 shall not be subject to any limitation or restriction merely because the exercise of such rights may result in adverse tax consequences to Participants or other persons under Code Section 409A or any other tax law.

SECTION 8

Change of Control

8.1 Definition. “Change of Control” means the happening of any of the following events:

(a)	Acquisition of 20% or more of the outstanding voting securities of Kraft Foods (effective on and after the Spin Date, Mondelēz International) or any successor thereto (the “Parent”) by another entity or group; excluding, however, the following:

(i) any acquisition by the Parent or any entity controlled by, controlling or under common control with the Parent (each such entity an “Affiliate”);

(ii) any acquisition by an employee benefit plan or related trust sponsored or maintained by the Parent or any of its Affiliates; or

(iii) any acquisition pursuant to a merger or consolidation described in clause (c) of this definition.

(b)	During any consecutive 24 month period, persons who constitute the Board of Directors of the Parent (the “Board”) at the beginning of such period cease to constitute at least 50% of the Board; provided that each new Board member who is approved by a majority of the directors who began such 24 month period shall be deemed to have been a member of the Board at the beginning of such 24 month period.

(c)

The consummation of a merger or consolidation of the Parent with another company, and the Parent is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of the Parent; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Parent immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Parent either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Parent.

(d)	The consummation of a plan of complete liquidation of the Parent or the sale or disposition of all or substantially all of the Parent’s assets, other than a sale or disposition pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Parent immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity purchasing or acquiring the Parent’s assets in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Parent.

For avoidance of doubt, the separation of KFGI from Kraft Foods shall not be considered a Change of Control.

8.2 Effect of Change of Control. Notwithstanding any other provision of the Plan to the contrary, a Participant who is employed by an Employer upon a Change of Control and whose employment with the Employers (or any successor thereto) is involuntarily terminated due to such Change of Control (as determined by the Committee) shall be fully vested in any benefits under the Plan (other than any grandfathered amount under Section 4).

APPENDIX A

Index of Defined Terms

Section Where Defined	Defined Term
3.2	Account
3.5	Accounting Date
8.1(b)	Affiliate
5.7	Beneficiary
4.6	Benefit Calculation Date
4.7	Benefit Recalculation Date
8.1(b)	Board
8.1	Change of Control
1.1	Code
1.1	Company
4.1(b)	Compensation Committee
6.1	Committee
4.8	Disability Benefit Recalculation Date
3.5	Earnings Equivalents
1.1	Effective Date
1.2	Employers
1.1	ERISA
1.1	Former Cadbury Employee
4.5	Grandfathered amount
1.13	IRS Annual Compensation Limit
1.1	KFGI
1.1	Kraft Foods
1.1	Kraft Plan
1.2	MCEB
3.1	MEDCP
1.1	Mondelēz Global
1.1	Mondelēz Global Plan
1.1	Mondelēz International
8.1(a)	Parent
2.1	Participant
1.1	Plan
1.3	Plan Year
5.6	QPSA
1.2	Related Company
4.1	Retirement Plan
5.8	Separation from Service
5.4	Specified Employee
1.1	Spin Date
3.3	Supplemental Plan I
3.1	Thrift Plan
1.1	Transferred Employee

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SUPPLEMENT A

Certain Employees Transferred from Altria

A-1. Application. This Supplement A describes special rules that apply with respect to the additional supplemental retirement benefits (if any) payable under the Plan with respect to a Participant who is eligible to receive an “Altria Accrued Benefit” as defined and determined under the provisions of the Mondelēz Global LLC Retirement Plan (the “Salaried Retirement Plan”). This Supplement A shall apply only to a Participant who meets all the eligibility requirements of an “Altria Participant” under Supplement EE-3 of the Salaried Retirement Plan (such a Participant being referred to in this Supplement A as an “Altria Participant”).

A-2. Defined Terms. Capitalized terms not defined herein shall have the same meaning as ascribed to such terms in the Salaried Retirement Plan or the Plan.

A-3. Supplemental Altria Retirement Benefit. In addition to the benefit (if any) to which an Altria Participant is entitled under Section 4 of the Plan, each Altria Participant who retires on a Normal Retirement Date or who terminates from the employ of the Employers and Related Companies before retirement but after completing at least five years of Total Vesting Service shall be entitled to receive an amount (referred to as a “Supplemental II Altria Retirement Benefit”), if any, determined in accordance with the following provisions of this Supplement A. Subject to the conditions and limitations of the Plan and this Supplement A, an Altria Participant’s Supplemental II Altria Retirement Benefit shall be equal to the lump sum present value, as of his Benefit Calculation Date, of the monthly benefit payable for such Altria Participant’s lifetime, reduced for early commencement in accordance with subsection A-7, if applicable, in an amount (if any) which is equal to:

(a)	the sum of the Updated Altria Qualified Benefit and the Updated Altria Nonqualified Benefit, each determined as if the Retirement Plan included as compensation any nonqualified compensation deferrals;

REDUCED BY

(b)	the sum of the Updated Altria Qualified Benefit and the Updated Altria Nonqualified Benefit.

For purposes of calculating an Altria Participant’s Supplemental II Altria Retirement Benefit (and to the extent applicable, his Altria salary continuation benefit described in subsection A-4 and his Altria supplemental disability benefit described in subsection A-5), the provisions of paragraph (b) of subsection 4.5 shall apply. If, as of an Altria Participant’s Benefit Calculation Date, the Altria Participant is not eligible to commence his Altria Accrued Benefit, his Supplemental II Altria Retirement Benefit (and, to the extent applicable, his Altria salary continuation benefit described in subsection A-4) shall be an amount equal to the lump sum present value of the benefit payable at the earliest date on which the Altria Participant could have commenced payment of his Altria Accrued Benefit.

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A-4. Additional Salary Continuation Benefit. If an Altria Participant receives salary continuation payments after his Separation from Service, he shall be eligible to receive an Altria salary continuation benefit under this Supplement A, in an amount (if any) which is equal to the lump sum present value, as of his Benefit Recalculation Date, of the monthly benefit payable for such Altria Participant’s lifetime, reduced for early commencement in accordance with subsection A-6, if applicable, in an amount (if any) which is equal to:

(a)	the sum of the Altria Participant’s Updated Altria Qualified Benefit and Updated Altria Nonqualified Benefit, each determined as if the Retirement Plan included as compensation any nonqualified compensation deferrals and taking into account any compensation and service credited to the Altria Participant with respect to the entire salary continuation period;

REDUCED BY

(b)	the sum of the Updated Altria Qualified Benefit and the Updated Altria Nonqualified Benefit, each determined as if the Retirement Plan included as compensation any nonqualified compensation deferrals.

A-5. Additional Supplemental Disability Benefit. If an Altria Participant’s Separation from Service occurs after being Totally Disabled for 29 months in accordance with subsection 5.8(b) of the Plan and Treas. Reg. §1.409A-1(h)(i), he shall be eligible to receive an Altria supplemental disability benefit under this Supplement A, in an amount (if any) which is equal to:

(a)	the sum of the Altria Participant’s Updated Altria Qualified Benefit and Updated Altria Nonqualified Benefit, each determined as if the Retirement Plan included as compensation any nonqualified compensation deferrals and taking into account any service credited to the Altria Participant under the Retirement Plan after his Benefit Calculation Date while he is Totally Disabled;

REDUCED BY

(b)	the sum of the Updated Altria Qualified Benefit and the Updated Altria Nonqualified Benefit, each determined as if the Retirement Plan included as compensation any nonqualified compensation deferrals.

A-6. Vesting. An Altria Participant shall be fully vested in his Supplemental II Altria Retirement Benefit, his additional salary continuation benefit under subsection A-4 and his additional supplemental disability benefit under subsection A-5 if he has 5 or more years of Total Vesting Service.

A-7. Early Commencement. Subject to the last sentence of subsection A-3, if payment of an Altria Participant’s Supplemental II Altria Retirement Benefit (or, if applicable, any Altria salary continuation benefit) commences prior to such Altria Participant’s Normal Retirement Date, any Supplemental II Altria Retirement Benefit or Altria salary continuation benefit to which the Altria Participant is entitled shall be reduced to the same extent and using the same methodology as such Altria Participant’s Altria Accrued Benefit would be reduced for early commencement pursuant to the terms of the Salaried Retirement Plan. For the avoidance of

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doubt, this means that, for purposes of calculating the amount of an Altria Participant’s Supplemental II Altria Retirement Benefit commencing prior to such Altria Participant’s Normal Retirement Date, the formula in subsection A-3 next above shall be applied only after reducing each of the Updated Altria Qualified Benefit and Updated Altria Nonqualified Benefit to the same extent (if any) and in the same manner as such benefits, respectively, would have been reduced for early commencement under the terms of the Retirement Plan if payment of the Altria Accrued Benefit commenced as of the same date.

A-8. Time and Form of Payment. An Altria Participant’s Supplemental II Altria Retirement Benefit (if any) shall be paid at the same time and in the same form as a non-grandfathered supplemental retirement benefit under Section 4 of the Plan. An Altria Participant’s Altria salary continuation benefit under subsection A-4 (if any) shall be paid at the same time and in the same form as a supplemental salary continuation benefit under subsection 4.6 of the Plan. An Altria Participant’s Altria supplemental disability benefit (if any) shall be paid at the same time and in the same form as a supplemental disability benefit under subsection 4.7 of the Plan.

A-10. Payment to a Beneficiary. Supplemental death or QPSA benefits shall be provided with respect to an Altria Participant’s Supplemental II Altria Retirement Benefit (if any), Altria salary continuation benefit (if any) and Altria supplemental disability benefit (if any) to the same extent as death or QPSA benefits are provided with respect to the Altria Participant’s supplemental retirement benefit, supplemental salary continuation benefit and supplemental disability benefit under the Plan, and any such death or QPSA benefits with respect to an Altria Participant shall be paid at the same date, in the same form and to the same Beneficiary as such Altria Participant’s supplemental retirement benefit and supplemental salary continuation benefit, respectively, or the supplemental death benefits or QPSA benefit with respect to such Altria Participant’s supplemental disability benefit.

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